                                                                    Exhibit 99.1

                                  Contact:    Michael Dale, President/CEO
                                              Jack Judd, Chief Financial Officer
                                              Manny Villafana, Chairman
                                              763/553-7736
                                              763/553-0052 Fax

                                              EVC Group, Inc.
                                              Doug Sherk, Jennifer Beugelmans
                                              415/896-6820
                                              Anne Bugge
                                              206/926-5220

FOR IMMEDIATE RELEASE


                    ATS MEDICAL REVENUE INCREASES 39% IN 2003
                        FOURTH QUARTER REVENUE GROWS 50%
                 CONFERENCE CALL SCHEDULED FOR TODAY AT 3 PM EST


MINNEAPOLIS, February 11, 2004 -- ATS Medical, Inc. (NASDAQ: ATSI) a leader in mechanical heart valve technology and related cardiac surgical accessories, today reported that revenue for the fourth quarter of 2003 increased more than 50 percent to a record $5.6 million, as compared with sales of $3.7 million for the fourth quarter of 2002. For the twelve months ended December 31, 2003, sales grew to a record $18.5 million compared with $13.3 million for the twelve months of 2002, an increase of 39 percent.

Net loss for the fourth quarter of 2003 was $8.3 million compared with $4.8 million for the fourth quarter of 2002. Included in the net loss amounts in the fourth quarters of 2003 and 2002 are $4.4 million and $2.0 million, respectively, for a lower of cost or market inventory adjustment. For the twelve months ended December 31, 2003, net loss was $13.3 million compared with $18.2 million for the twelve months of 2002. Net cash used in operations was $0.5 million during 2003 compared with $2.9 million in 2002. Cash and investments were $8.5 million at December 31, 2003.

Michael D. Dale, President and CEO of ATS Medical commented, "The fourth quarter of 2003 represents our sixth consecutive quarter of sales growth. Our results provide continued evidence of the cardiovascular surgery community's growing acceptance of the ATS Open Pivot(R) heart valve as a new `Standard of Care' for mechanical heart valve replacement. Sales in the United States grew to $1.8 million during the quarter and $5.1 million for the year. International sales grew to $3.9 million during the quarter and $13.3 million for the year."

"During 2003, we took several steps to improve our future growth and profitability." Mr. Dale continued, "Most importantly, we established a global sales and marketing team comprised of some of the most experienced and successful cardiovascular surgery professionals in the industry. These people are perhaps the best example of our capacity and commitment to fulfill our mission to become a leader within cardiovascular surgery. We also strengthened our balance sheet by eliminating $28 million in long-term debt and commitments related to our carbon technology license, and significantly reduced our high-cost inventories paid for in prior years. Looking forward, we feel confident that ATS will be able to grow 2004 total revenue by at least 30% versus 2003. Regarding cash requirements, we believe current cash balances are adequate to fund current operations throughout 2004," concluded Mr. Dale.

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CONFERENCE CALL TODAY
ATS management will host a conference call and webcast today at 3:00 p.m. EST to discuss its fourth quarter and full year financial results, outlook for 2004 and current corporate developments. The dial in number for the conference call is 800-218-4007 for domestic participants and 303-262-2143 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion and will remain available through 9:00 p.m. EST on Wednesday, February 18, 2004 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, using the passcode 567787#. A live webcast of the call can be accessed at www.atsmedical.com by clicking on the home page icon. The webcast will also be archived on the company's website.

ABOUT ATS MEDICAL
ATS Medical, Inc., headquartered in Minneapolis, is a leading medical device company specializing in mechanical heart valves, aortic graft prostheses and related cardiovascular surgery accessories. ATS is a global company with product sales in more than 40 countries. The ATS Open Pivot(R) Valve has been implanted in over 80,000 patients and utilizes a unique pivot design that results in better performance and a lower risk profile. The Company's website is www.atsmedical.com.

SAFE HARBOR
This Press Release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. Actual results could differ materially from those projected in the forward looking statements as a result of a number of important factors, including regulatory actions, competition, pricing pressures, supplier actions and management of growth. For a discussion of these and other risks and uncertainties that could affect the Company's activities and results, please refer to the Company's filings with the Securities and Exchange Commission to its Form 10-Q for the quarter ended September 30, 2003.

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                                ATS MEDICAL, INC.

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS


                                                           Three months ended                      Year ended
                                                             December 31,                         December 31,
                                                    -------------------------------    -----------------------------------
                                                        2003              2002              2003                2002
                                                    --------------    -------------    ----------------    ---------------
Net sales                                                  $5,634           $3,739             $18,484            $13,301
Cost of goods sold                                          8,381            5,112              17,632             12,307
                                                    --------------    -------------    ----------------    ---------------
Gross profit                                               (2,747)          (1,373)                852                994

Operating expenses:
      Sales and marketing                                   3,829              621              10,180              3,312
      Research and development                                552              485               1,764              2,425
      General and administrative                            1,229            1,024               4,350              3,114
      Impairment of technology license                          0                0                   0              8,100
      Distributor termination                                   0              242                   0              1,130
      Reorganization expense                                    0              821                   0                821
      Extinguishment of debt                                    0                0              (2,575)                 0
                                                    --------------    -------------    ----------------    ---------------
           Total operating expenses                         5,610            3,193              13,719             18,902
                                                    --------------    -------------    ----------------    ---------------
Operating loss                                             (8,357)          (4,566)            (12,867)           (17,908)
                                                    --------------    -------------    ----------------    ---------------

Interest (expense) income                                      14             (206)               (425)              (304)
                                                    --------------    -------------    ----------------    ---------------

Net loss                                                  ($8,343)         ($4,772)           ($13,292)          ($18,212)
                                                    ==============    =============    ================    ===============

Net loss per share:
Basic and diluted                                          ($0.31)          ($0.21)             ($0.55)            ($0.82)

Weighted average number of shares outstanding:
Basic and diluted                                          26,742           22,297              24,076             22,259

                               ATS MEDICAL, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS


                                                                            Year Ended December 31,
                                                                       ----------------------------------
                                                                           2003               2002
                                                                       --------------    ----------------
CURRENT ASSETS
Cash and short-term investments                                               $8,475              $9,974
Accounts receivable                                                            4,939               3,557
Inventories                                                                   20,377              15,876
Prepaid expenses                                                                 508                 382
                                                                       --------------    ----------------
Total current assets                                                          34,299              29,789

Property and equipment, net                                                    5,895               6,026
Other inventories                                                             17,000              37,000
Technology license                                                            18,500              18,500
Other assets                                                                     440                 441
                                                                       --------------    ----------------
TOTAL ASSETS                                                                 $76,134             $91,756
                                                                       ==============    ================


CURRENT LIABILITIES
Accounts payable and accrued expenses                                         $3,331              $3,549
Current maturities of long-term debt                                               0               5,000
                                                                       --------------    ----------------
Total current liabilities                                                      3,331               8,549

Long-term debt                                                                     0               9,080
Shareholders' equity                                                          72,803              74,127
                                                                       --------------    ----------------
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY                                     $76,134             $91,756
                                                                       ==============    ================

                                ATS MEDICAL, INC.

                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW

                                                                                        Year ended December 31,
                                                                                   ----------------------------------
                                                                                       2003               2002
                                                                                   --------------    ----------------
OPERATING ACTIVITIES
Net loss                                                                                ($13,292)           ($18,212)
Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation                                                                             792                 713
    Loss on disposal of equipment                                                              4                  35
    Compensation expense on stock options                                                    321                   0
    Imputed interest long-term debt                                                          320                 480
    Impairment of technology license                                                           0               8,100
    Extinguishment of debt                                                                (2,575)                  0
    Changes in operating assets and liabilities                                           13,950               5,985
                                                                                   --------------    ----------------
Net cash used in operating activities                                                       (480)             (2,899)

INVESTING ACTIVITIES
Purchase of short-term investments, net of sales                                             498               5,197
Payments for technology license                                                          (12,000)                  0
Net purchases of furniture, machinery and equipment                                         (665)                (21)
                                                                                   --------------    ----------------
Net cash provided by (used in) investing activities                                      (12,167)              5,176

FINANCING ACTIVITIES
Net proceeds from sale of common stock                                                    11,592                 120
                                                                                   --------------    ----------------
Net cash provided by financing activities                                                 11,592                 120

Effect of exchange rate changes on cash                                                       55                  (4)
                                                                                   --------------    ----------------

Increase (decrease) in cash and
    cash equivalents                                                                     ($1,000)             $2,393
                                                                                   ==============    ================